Exhibit 5.1
To Elastic N.V. (the "Issuer")
Keizersgracht 281
1016 ED Amsterdam

Date 8 December 2021	Mr. C.R. Nagtegaal
Kandidaat-notaris T +31 20 577 1075 (direct) T +31 20 577 1098 (secretaresse) F +31 20 577 1755

Our ref.    M38058802/3/20729030

Dear Sir/Madam,

Registration with the US Securities and Exchange Commission of ordinary shares in the capital of the Issuer

1    Introduction
I act as Dutch legal adviser to the Issuer in connection with the Registration.
Certain terms used in this opinion are defined in Annex 1 (Definitions).
2    Dutch Law
This opinion is limited to Dutch law in effect on the date of this opinion. It (including all terms used in it) is to be construed in accordance with Dutch law.
3    Scope of Inquiry
I have examined, and relied upon the accuracy of the factual statements in the following documents:
(a)    A copy of:
(i)    the Registration Statement;
(ii)    the Build Share Purchase Agreement;
(iii)    the cmdWatch Share Purchase Agreement;

(iv)    the Build Incentive Plan; and

(v)    the cmdWatch Incentive Plan.

(b)    A copy of:
(i)    the Issuer's deed of incorporation, as provided to me by the Chamber of Commerce (Kamer van Koophandel);
(ii)    the Board Rules; and
(iii)    the Trade Register Extract.

De Brauw Blackstone Westbroek N.V., Amsterdam, is registered with the Trade Register in the Netherlands under no. 27171912. All services and other work are carried out under an agreement of instruction ("overeenkomst van opdracht") with De Brauw Blackstone Westbroek N.V. The agreement is subject to the General Conditions, which have been filed with the register of the District Court in Amsterdam and contain a limitation of liability. Client account notaries ING Bank IBAN NL83INGB0693213876 BIC INGBNL2A.

(c)    A copy of each Corporate Resolution.
(d)    A copy of:
(i)    the Deed of Conversion; and
(ii)    the Deed of Amendment.
In addition, I have also examined such documents, and performed such other investigations, as I considered necessary for the purpose of this opinion. My examination has been limited to the text of the documents.

4    Assumptions
I have made the following assumptions:
(a)
(i)    Each copy document conforms to the original and each original is genuine and complete.
(ii)    Each signature is the genuine signature of the individual concerned.
(iii)    The Registration Statement has been or will have been filed with the SEC in the form referred to in this opinion.
(b)
(i)    The Board Rules remain in force without modification.
(ii)    Each Corporate Resolution:
(A)    has been duly adopted (including, in the case of a shareholders' resolution, by all persons entitled to vote on that resolution) and remains in force without modification; and
(B)    complies with the requirements of reasonableness and fairness (redelijkheid en billijkheid).
(c)
(i)
(A)    The Assumed Target Options have been validly granted and accepted in accordance with the applicable Incentive Plan and applicable law.
(B)    The Assumed Target Options have been validly assumed by the Issuer in accordance with the applicable Incentive Plan and applicable law.
(C)    The assumption of each Assumed Target Option has been validly accepted by the holder of such Assumed Target Option, to the extent required under the applicable Incentive Plan and applicable law and will be validly exercised in accordance with the applicable Incentive Plan and applicable law.
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(D)    The Assumed Target Options are and will be valid, binding and enforceable against each party.

(ii)    The Issuer's authorised capital at the time of the Board Resolution was sufficient to allow for the assumption of the Assumed Target Options, and will be sufficient at the time of the issue of each Registration Share to allow for the issue of such Registration Share.
(iii)    Each Registration Share will have been:
(A)    issued in accordance with the applicable Incentive Plan and in the form and manner prescribed by the Issuer's articles of association at the time of issue; and
(B)    validly accepted by the holder of the Assumed Target Option.
(iv)
(A)    Each Registration Share will have been paid in cash or, if the Issuer's board so approves in accordance with the Issuer's articles of association at the time of issue, at the expense of the reserves of the Issuer; and
(B)    The nominal amount of each Registration Share and any agreed share premium will have been validly paid.
5    Opinion
Based on the documents and investigations referred to and assumptions made in paragraphs 3 and 4 and subject to any matters not disclosed to me (including force (bedreiging), fraud (bedrog), undue influence (misbruik van omstandigheden) or a mistake (dwaling), in connection with any issue of a Registration Share) I am of the following opinion:
(a)    When issued, the Registration Shares will have been validly issued and will be fully paid and nonassessable1.
6    Reliance
(a)    This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration and not for any other purpose. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an Exhibit to (and therefore together with) the Registration Statement.
(b)    Each person accepting this opinion agrees, in so accepting, that only De Brauw will have any liability in connection with this opinion, that the agreement in this paragraph 6(b) and all liability and other matters relating to this opinion will be governed exclusively by Dutch law and that the Dutch courts will have exclusive jurisdiction to settle any dispute relating to this opinion.
(c)    The Issuer may:
(i)    file this opinion as an exhibit to the Registration Statement; and
1 In this opinion, "nonassessable" – which term has no equivalent in Dutch – means, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholdership.
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(ii)    refer to De Brauw giving this opinion in the Exhibit Index in the Registration Statement.
The previous sentence is no admittance from me (or De Brauw) that I am (or De Brauw is) in the category of persons whose consent for the filing and reference as set out in that sentence is required under article 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours faithfully, De Brauw Blackstone Westbroek N.V.
/s/ Casper Nagtegaal
Casper Nagtegaal
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Annex 1 – Definitions
In this opinion:
"Assumed Target Options" means the Build Options and the cmdWatch Options and "Assumed Target Option" means any one of them.
"Board Rules" means the rules governing the Issuer's board of directors adopted by the Issuer on 18 September 2018, effective as of 4 October 2018, last amended on 4 August 2021.
"Build" means Build Security Ltd., a company incorporated under the laws of Israel, with seat in Tel Aviv, Israel.
"Build Incentive Plan" means the Build Security Ltd. 2020 Share Incentive Plan as approved by the Build stockholders on 2 April 2020, as amended on 29 November 2021.
"Build Option" means each option issued by Build pursuant to the Build Incentive Plan that is issued, outstanding and unvested as of the Closing (as defined in the Build Share Purchase Agreement).
"Build Share Purchase Agreement" means the share purchase agreement by and among the Issuer, Build and the other parties named therein, dated 18 August 2021.
"Board Resolution" means the written resolution of the Issuer's board adopted by the Issuer's CEO dated 30 August 2021 to assume each Assumed Target Option in accordance with the Share Purchase Agreements.
"cmdWatch" means cmdWatch Security Inc., a company incorporated under the laws of Canada, with seat in Vancouver, Canada.
"cmdWatch Incentive Plan" means the cmdWatch Employee Stock Option Plan as approved by the board of directors of cmdWatch on 7 April 2017, as amended on 29 November 2021.
"cmdWatch Option" means each option issued by cmdWatch pursuant to the cmdWatch Incentive Plan that is issued, outstanding and unvested as of the Closing (as defined in the cmdWatch Share Purchase Agreement).
"cmdWatch Share Purchase Agreement" means the share purchase agreement by and among the Issuer, cmdWatch and the other parties named therein, dated 24 August 2021.
"Committee Resolution" means the resolutions of the Issuer's compensation committee as adopted on 29 November 2021 as reflected in the draft minutes of that meeting.
"Corporate Resolutions" means the Board Resolution, the Committee Resolution, and the Shareholder Resolution.
"De Brauw" means De Brauw Blackstone Westbroek N.V.
"Deed of Amendment" means the deed of amendment (akte van statutenwijziging) of the articles of association of the Issuer dated 10 October 2018 providing for the increase of the Company's authorised capital to EUR 3,300,000 divided into 165,000,000 Ordinary Shares and 165,000,000 preference shares with a nominal value of EUR 0.01 each.
"Deed of Conversion" means the deed of conversion and amendment of the articles of association of the Issuer (akte van omzetting en statutenwijziging Elastic B.V. (na omzetting en statutenwijziging genaamd Elastic N.V.)) dated 10 October 2018 providing for the conversion of the Issuer into a limited liability company and amendment of the articles of association.
"Dutch law" means the law directly applicable in the Netherlands.
"Incentive Plans" means the Build Incentive Plan and the cmdWatch Incentive Plan.
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"Issue Authorisation" is defined in the definition of "Shareholder Resolution".
"Issuer" means Elastic N.V., a public company with limited liability with seat in Amsterdam, the Netherlands, Trade Register number 54655870.
"Ordinary Share" means an ordinary share (gewoon aandeel), nominal value of EUR 0.01, in the capital of the Issuer.
"Registration" means the registration of the Registration Shares with the SEC under the Securities Act.
"Registration Shares" means up to 11,817 Ordinary Shares to be issued by the Issuer pursuant to the Build Incentive Plan, upon exercise of the Build Options and up to 52,029 Ordinary Shares to be issued by the Issuer pursuant to the cmdWatch Incentive Plan, upon exercise of the cmdWatch Options.
"Registration Statement" means the registration statement on form S-8 dated 8 December 2021 in relation to the Registration (excluding any documents incorporated by reference in it and any exhibits to it).
"SEC" means the U.S. Securities and Exchange Commission.
"Securities Act" means the U.S. Securities Act of 1933, as amended.
"Share Purchase Agreements" means the Build Share Purchase Agreement and the cmdWatch Share Purchase Agreement.

"Shareholder Resolution" means the minutes of the meeting of the Issuer's general meeting of shareholders held on 28 September 2018, including the resolutions to, effective as of the Deed of Conversion, authorise the Issuer's board for a period of five years to (i) issue up to and/or grant rights to Ordinary Shares up to the number of Ordinary Shares included in the Company's authorised share capital from time to time, for a period of five years; and (ii) restrict and/or exclude pre-emptive rights in respect of issuances of Ordinary Shares or grant of rights to subscribe for Ordinary Shares (the "Issue Authorisation").
"the Netherlands" means the part of the Kingdom of the Netherlands located in Europe.
"Trade Register Extract" means a Trade Register extract relating to the Issuer provided by the Chamber of Commerce and dated 8 December 2021.
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